FOR IMMEDIATE RELEASE

Financial Information Press Contact:
Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477

American Software Reports Preliminary Third Quarter of Fiscal Year 2008 Results

Company Reports 28th Consecutive Quarter of Profitability and Positive Operating
                                   Cash Flow

      ATLANTA, March 4 American Software, Inc. (Nasdaq: AMSWA) today reported financial results for the third quarter of fiscal year 2008, achieving 28 consecutive quarters of profitability. Key third quarter financial highlights include:

     - Total revenues for the quarter ended January 31, 2008 were $22.1 million, an increase of 3% over the third quarter of fiscal 2007;
     - Software license fees for the quarter ended January 31, 2008 were $4.3 million, a decrease of 24% over the third quarter of fiscal 2007;
     - Services and other revenues for the third quarter ended January 31, 2008 were $10.6 million; an increase of 24% over the third quarter of fiscal 2007;
     - Maintenance revenues for the quarter ended January 31, 2008 were $7.1 million, a decrease of 1% over the third quarter of fiscal 2007; and
     - Operating earnings for the quarter ended January 31, 2008 were approximately $1.6 million which includes, a decrease of 47% compared to operating earnings for the third quarter of fiscal 2007; operating earnings for the third quarter ended January 31, 2008 included a non-cash write-down of capitalized software development costs of $1.2 million.

    GAAP net earnings were approximately $1.1 million or $0.04 per fully diluted share for the third quarter of fiscal 2008 compared to $2.5 million or $0.10 per fully diluted share for the same period last year. Adjusted net earnings, which excludes stock option compensation expense, acquisition-related amortization of intangibles, and write-down of capitalized software costs, for the quarter ended January 31, 2008 were $2.2 million or $0.08 per fully diluted share compared to $2.7 million or $0.10 per fully diluted share for the same period last year.

    Total revenues for the nine months ended January 31, 2008 were $67.4 million or a 9% increase compared to $61.9 million for the comparable period last year. Software license fees for the nine-month period were $14.3 million or a 1% decrease compared to $14.4 million during the same period last year.

    Services and other revenues were $32.0 million or an 18% increase compared to $27.1 million in the same period last year. Maintenance revenues were $21.1 million or a 4% increase compared to $20.3 million in the same period last year. For the nine months ended January 31, 2008, the Company reported operating earnings of approximately $6.9 million, a 7% increase compared to operating earnings of $6.4 million for the same period last year; operating earnings for the nine months ended January 31, 2008 included a non cash write-down of capitalized software development costs of $1.2 million.

    GAAP net earnings were approximately $5.6 million or $0.21 per fully diluted share for the nine months ended January 31, 2008 compared to $5.6 million or $0.22 per fully diluted share for the same period last year. Adjusted net earnings year to date as of January 31, 2008, which excludes stock option compensation expense, acquisition-related amortization of intangibles, and write-down of capitalized software costs, were $6.9 million or $0.26 earnings per fully diluted share compared to $6.1 million or $0.24 earnings per fully diluted share for the same period last year.

    The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

    The overall financial condition of the Company remains strong, with cash and investments of approximately $74.9 million and no debt as of January 31, 2008. This is an increase in cash and investments of approximately $5.0 million compared to January 31, 2007. "License fee revenue was impacted by several significant software license contracts that were deferred to later quarters. At this time, it is not clear whether this was due to deteriorating economic conditions or to random occurrences. It should be noted that the $1.2 million write-down of capitalized software was a non-cash event," stated James C. Edenfield, president and CEO of American Software. "In spite of these temporary setbacks, we achieved our 28th consecutive quarter of profitability and positive operating cash flow and remain optimistic about the Company's future."

    Additional highlights for the third quarter of fiscal year 2008 include:

Customers:

     - Notable new and existing customers placing orders with the Company in the third quarter include: Arch Chemicals, Bob's Furniture, Caremark International, Ellery Homestyles, GST Autoleather, Hartmarx Corp., Huhtamaki LTD, Johnson Diversey Japan, Precision Dormer, PPG Industries Europe, OOBE, Puma, R.G. Barry, Unilever UK Ltd., and Yurman Design.
     - During the quarter, software license agreements were signed with customers located in 14 countries including: Australia, Canada, China, Ireland, Italy, Japan, Norway, Pakistan, Singapore, South Africa, Sweden, Switzerland, the United Kingdom, and the United States.
     - New Generation Computing (NGC(R)), a wholly-owned subsidiary of the Company, announced that R.G. Barry Corporation has selected NGC's e-SPS as its strategic software platform to manage overseas suppliers and trading partners. R.G. Barry, "the Dearfoams(R) company," is one of the world's leading developers and marketers of accessory footwear.
     - NGC announced that three of its customers - Maggy London, Michael Stars and Russell Athletic - have been named winners of Apparel Magazine's 2007 All-Star awards. Each year, Apparel Magazine honors ten outstanding apparel businesses based on their innovation, excellence in management, track record of growth, and corporate goodwill that reflects positively on the industry. The All-Star winners were selected by the editorial staff based on nominations from industry executives, and each will be profiled in the December issue of the magazine.
     - Logility, the Company's majority-owned subsidiary, announced that Verizon Wireless, the leader in delivering wireless communication innovations to the mass market, has selected Logility Voyager Solutions(TM) to strengthen its supply chain by improving inventory, demand and sales and operations planning.
     - Logility announced Intertape Polymer Group's success implementing Logility Voyager Solutions which has helped Intertape Polymer Group quickly gain visibility and flexibility in its supply chain. As a result of the implementation, Intertape Polymer Group has increased demand visibility, created a more proactive supply chain and refined its inventory and replenishment planning processes.

     - Logility customer A.O. Smith Water Products was featured in AberdeenGroup's "Demand Management in Discrete Industries" benchmark report for its success in building a lean manufacturing initiative that focuses on better demand management which has led to reduced inventory, more proactive response to demand fluctuations, improved customer service and increased collaboration through a streamlined sales and operations planning process.
     - Logility announced Connections 2008: Saddle Up for Supply Chain Success to be held May 14-16 in San Antonio, TX. The conference will give customers and attendees the opportunity to network and share ideas with fellow supply chain professionals, and gain the latest insight from industry experts and peers on how to leverage best practices for global supply chain success.

Products and Technology:

     - NGC celebrated its 25th anniversary as a technology leader for the Fashion, Apparel, Footwear and Retail industries. Founded in 1982, NGC has grown to become one of the apparel industry's most highly regarded software companies, with a track record of innovation, a customer base that includes many of the industry's best-known brands and retailers, and offices around the world. NGC is responsible for a number of "firsts" that have enabled apparel brands and retailers to transform their supply chain operations by gaining real-time visibility, improving speed to market and enhancing product quality.
     - In January, NGC announced its certification as a Microsoft(R) Gold Partner, representing the highest level of competency and expertise with Microsoft technologies. NGC's status as a Gold Certified Partner reaffirms NGC's longstanding relationship with Microsoft and will allow NGC to enjoy the closest possible working relationship with Microsoft. NGC met various requirements for multiple Microsoft competencies and specializations through independent testing of the company's RedHorse(R) 2007 SQL Series ERP software, as well as technology certifications held by NGC employees and positive customer references.
     - Demand Management, Inc., a wholly-owned subsidiary of Logility, announced integration of the Demand Solutions(R) planning suite with Microsoft Dynamics(TM) GP and Microsoft Dynamics NAV. The integration is in response to significant overlap among Demand Solutions and Microsoft Dynamics GP and Microsoft Dynamics' NAV customer profiles. Demand Management, Inc. also announced plans to adopt Microsoft's next generation technology platform, including Microsoft SQL Server 2008, Microsoft Vista Ribbon Technology and .NET 3.0/3.5, for all future Demand Solutions product offerings. Demand Management and Microsoft share existing and potential customers in small and midsize enterprises.
     - Food Logistics magazine named both Logility and Demand Management, to the FL100, an annual listing of the Top 100 technology suppliers to the food industry, for the fourth consecutive year. The FL100 consists of technology and solution providers that are helping food, beverage and consumer packaged goods companies to transform their supply chains and gain a competitive supply chain advantage. The FL100 is printed as the cover story for the November/December 2007 issue of Food Logistics and is featured on the www.foodlogistics.com website.
     - Logility received multiple Reader's Choice Awards for the eighth consecutive year by Consumer Goods Technology magazine. Logility was ranked as a top three solution provider for supply chain planning and supply chain execution and also ranked number two for customer experience in both categories by Consumer Goods Technology readers.

About American Software, Inc.

    Headquartered in Atlanta, American Software develops, markets and supports one of the industry's most comprehensive offerings of integrated business applications, including supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise(TM) is an ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. American Software owns 87% of Logility, Inc. (NASDAQ: LGTY), a leading provider of collaborative supply chain solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility is proud to serve such customers as Avery Dennison Corporation, Brown Shoe Company, BP (British Petroleum), Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod-Ricard, Sigma Aldrich and Under Armour Performance Apparel. New Generation Computing Inc. (NGC), a wholly owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers and importers. Headquartered in Miami, NGC's worldwide customers include Dick's Sporting Goods, Wilsons Leather, Kellwood, Hugo Boss, Russell Corp., Ralph Lauren Childrenswear, Haggar Clothing Company, Maidenform, William Carter and VF Corporation. For more information on the Company, contact:
American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305; (800) 726-2946 or (404) 261-4381. FAX:
(404) 264-5206. INTERNET: www.amsoftware.com or e-mail: ask@amsoftware.com.

Forward-Looking Statements

    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company's ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2007 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.
    e-Intelliprise is a trademark of American Software, Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Demand Solutions is a registered trademark of Demand Management, and REDHORSE is a trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

                             AMERICAN SOFTWARE, INC.
                Consolidated Statements of Operations Information
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                Third Quarter Ended               Nine Months Ended
                                                        ------------------------------      ----------------------------
                                                                  January 31,                     January 31,
                                                                                   Pct                               Pct
                                                           2008        2007        Chg.      2008        2007        Chg.
                                                        --------    --------      ----      ------    --------      ----
Revenues:
  License                                               $  4,335    $  5,726      (24%)     $14,26    $ 14,432      (1%)
  Services & other                                        10,611       8,577       24%      32,032      27,120      18%
  Maintenance                                              7,127       7,175       (1%)     21,121      20,332       4%
                                                        --------    --------      ----      ------    --------      ---
    Total Revenues                                        22,073      21,478        3%      67,414      61,884       9%
                                                        --------    --------      ----      ------    --------      ---
Cost of Revenues:
  License                                                  1,386       1,415       (2%)      4,621       4,474       3%
  Services & other                                         7,246       6,022       20%      22,520      18,965      19%
  Maintenance                                              1,940       1,823        6%       5,581       5,391       4%
  Write-down of capitalized
   software development
   costs                                                   1,196        --          nm       1,196        --         nm
                                                        --------    --------      ----      ------    --------      ---
    Total Cost of Revenues                                11,768       9,260       27%      33,918      28,830      18%
                                                        --------    --------      ----      ------    --------      ---
Gross Margin                                              10,305      12,218      (16%)     33,496      33,054       1%
                                                        --------    --------      ----      ------    --------      ---
Operating expenses:
  Research and development                                 2,237       2,408       (7%)      7,131       7,036       1%
  Less: capitalized
   development                                              (480)       (495)      (3%)     (1,635)     (1,678)     (3%)
  Sales and marketing                                      4,085       3,560       15%      11,298      10,600       7%
  General and administrative                               2,813       3,694      (24%)      9,574      10,430      (8%)
  Acquisition related
   amortization of
   intangibles                                                88          88        0%         263         263       0%
                                                        --------    --------      ----      ------    --------      ---
    Total Operating Expenses                               8,743       9,255       (6%)     26,631      26,651       0%
                                                        --------    --------      ----      ------    --------      ---
Operating Earnings                                         1,562       2,963      (47%)      6,865       6,403       7%
                                                        --------    --------      ----      ------    --------      ---
  Interest Income & Other,
   Net                                                       143       1,423      (90%)      2,722       3,494     (22%)
                                                        --------    --------      ----      ------    --------      ---
Earnings Before Income Taxes
 and Minority Interest                                     1,705       4,386      (61%)      9,587       9,897      (3%)
  Income Tax Expense                                         461       1,635      (72%)      3,397       3,813     (11%)
  Minority Interest Expense                                  107         248      (57%)        557         513       9%
                                                        --------    --------      ----      ------    --------      ---
Net Earnings                                            $  1,137    $  2,503      (55%)   $  5,633    $  5,571       1%
                                                        --------    --------      ----      ------    --------      ---
Earnings per common share: (1)
  Basic                                                 $   0.04    $   0.10      (60%)   $   0.22    $   0.23      (4%)
                                                        ========    ========      ====      ======    ========      ===
  Diluted                                               $   0.04    $   0.10      (60%)   $   0.21    $   0.22      (5%)
                                                        ========    ========      ====      ======    ========      ===
Weighted average number of common shares outstanding:
    Basic                                                 25,562      24,676                25,406      24,573
    Diluted                                               26,449      25,859                27,125      25,693

Reconciliation of Adjusted
 Net Earnings:
Net Earnings                                            $  1,137    $  2,503              $  5,633    $  5,571
Acquisition related
 amortization of
 intangibles (2)                                              64          55                   170         162
Stock-based compensation (2)                                 158         121                   372         390
Write-down of capitalized
 software development
 costs (2)                                                   873        --                     773          --
                                                        --------    --------      ----      ------    --------      ---

Adjusted Net Earnings                                   $  2,232    $  2,679      (17%)   $  6,948     $  6,123     13%
                                                        ========    ========      ====      ======    ========      ===

Adjusted Net Earnings per
 Diluted Share                                          $   0.08    $   0.10      (20%)   $   0.26     $   0.24      8%
                                                        ========    ========      ====      ======    ========      ===

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.04 and $0.10 for the three months ended January 31, 2008 and 2007 and $0.22 and $0.23 for the nine months ended January 31, 2008 and 2007.

(2) - Tax affected nm- not meaningful

                             AMERICAN SOFTWARE, INC.
                     Consolidated Balance Sheet Information
                                 (In thousands)
                                   (Unaudited)

                                               January 31,       April 30,
                                                 2008              2007
                                               --------         --------
Cash and Short-term investments                $ 74,896         $ 72,769
Accounts Receivable:
  Billed                                         12,559           12,489
  Unbilled                                        4,815            3,860
                                               --------         --------
Total Accounts Receivable, net                   17,374           16,349
Prepaids & Other                                  3,251            2,560
                                               --------         --------
     Current Assets                              95,521           91,678

PP&E, net                                         7,032            7,080
Capitalized Software, net                         4,652            6,137
Goodwill                                         11,503           11,210
Other Intangibles                                 1,157            1,472
Non-current Assets                                  249              239
                                               --------         --------
     Total Assets                              $120,114         $117,816
                                               ========         ========

Accounts Payable                               $  1,358         $  1,138
Other Current Liabilities                         5,042            8,853
Dividend Payable                                  2,301            1,984
Deferred Tax Liability                              697              911
Deferred Revenues                                15,432           15,441
                                               --------         --------
    Current Liabilities                          24,830           28,327

Deferred Tax Liability                            1,224            1,697
Minority Interest                                 5,888            5,061
Shareholders' Equity                             88,172           82,731
                                               --------         --------
     Total Liabilities &
      Shareholders' Equity                     $120,114         $117,816
                                               ========         ========